Exhibit 99.1
Fortive Reports Strong Second Quarter 2024 Results
Narrows Full Year 2024 Outlook
•Delivered resilient earnings growth and operating cash flow despite delayed recovery
•Revenue increase of 2% year-over-year to $1.55 billion
•Operating profit margin was 19%, with adjusted operating profit margin of 27%, up 90 bps year-over-year
•GAAP diluted EPS of $0.55, adjusted diluted EPS of $0.93, representing high-end of guidance; reported operating cash flow of $309 million and free cash flow of $280 million, ahead of guidance
•Strong full-year 2024 outlook; GAAP diluted EPS of $2.68 to $2.74, year-over-year increase of 10% to 13%; adjusted diluted EPS of $3.80 to $3.86, year-over-year increase of 11% to 13%
EVERETT, WA, July 24, 2024 - Fortive Corporation (“Fortive”) (NYSE: FTV) today announced financial results for the second quarter of 2024.
For the second quarter, net earnings were $195 million. For the same period, adjusted net earnings were $329 million. Diluted net earnings per share for the second quarter were $0.55. For the same period, adjusted diluted net earnings per share were $0.93.
For the second quarter, revenues increased 2% year-over-year to $1.55 billion, which included flat core revenue growth.
James A. Lico, President and Chief Executive Officer, stated, “Strong execution across our businesses resulted in earnings and cash flow at the high-end of our guidance in the second quarter. Our performance reflects our ability to adapt to the delayed recovery we are seeing in certain end markets and deliver differentiated financial results, enabled by FBS-led innovation and productivity. Our leadership position across durable growth markets is reflected in upside performance in Advanced Healthcare Solutions and continued momentum in Intelligent Operating Solutions, positioning Fortive well for the future.”
For the third quarter of 2024, Fortive anticipates revenue of approximately $1.55 billion, diluted net earnings per share of $0.63 to $0.66 and adjusted diluted net earnings per share of $0.92 to $0.95.
For the full year 2024, Fortive anticipates revenue of approximately $6.25 billion to $6.30 billion, diluted net earnings per share of $2.68 to $2.74, and adjusted diluted net earnings per share of $3.80 to $3.86.
Mr. Lico continued, “Our updated 2024 outlook reflects double-digit earnings and cash flow growth, including a balanced view of end markets, specifically in the Precision Technologies segment. As we look ahead, we are excited to see the acceleration of our innovation and new product launches delivering more value for customers and more sustainable growth for Fortive.”

CONFERENCE CALL DETAILS
Fortive will discuss results and outlook during its quarterly investor conference call today starting at 12:00 p.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Fortive’s website, www.fortive.com, under “Events & Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.
The conference call can be accessed by dialing 877-407-3110 within the U.S. or by dialing 215-268-9915 outside the U.S. a few minutes before 12:00 p.m. ET and notifying the operator that you are dialing in for Fortive’s earnings conference call. A digital recording of the conference call will be available two hours after the completion of the call until Wednesday, August 7, 2024. You can access the conference call replay on the “Investors” section of Fortive’s website, www.fortive.com, under “Events/Presentations,” or by dialing 877-660-6853 within the U.S. or 201-612-7415 outside the U.S (Access ID: 13747612).
ABOUT FORTIVE
Fortive is a provider of essential technologies for connected workflow solutions across a range of attractive end-markets. Fortive’s strategic segments - Intelligent Operating Solutions, Precision Technologies, and Advanced Healthcare Solutions - include well-known brands with leading positions in their markets. The company’s businesses design, develop, service, manufacture, and market professional and engineered products, software, and services, building upon leading brand names, innovative technologies, and significant market positions. Fortive is headquartered in Everett, Washington and employs a team of more than 18,000 research and development, manufacturing, sales, distribution, service and administrative employees in more than 50 countries around the world. With a culture rooted in continuous improvement, the core of our company’s operating model is the Fortive Business System. For more information please visit: www.fortive.com.
NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also references “adjusted net earnings,” “adjusted diluted net earnings per share,” “adjusted operating profit margin,” “free cash flow,” and “core revenue growth,” which are non-GAAP financial measures. The reasons why we believe these measures, when used in conjunction with the GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures, but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Fortive in this release may be different from similarly-titled non-GAAP measures used by other companies.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including statements regarding anticipated financial results, business and acquisition opportunities, economic conditions, industry trends, future prospects, shareholder value, timing of transactions, and any other statements identified by their use of words like “anticipate,” “expect,” “believe,” “outlook,” “guidance,” “target,” or “will” or other words of similar meaning are “forward-looking” statements within the meaning of the federal securities laws. These factors include, among other things: deterioration of or instability in the economy, the markets we serve, international trade policies, the condition of the financial markets and the banking systems, security breaches or other disruptions of our information technology systems, the spread of, and the future resurgence of COVID-19, our ability to adjust purchases, supply chain management, and manufacturing capacity to reflect market conditions and customer demand, reliance on sole sources of supply, changes in relations with China, contractions or lower growth rates and cyclicality of markets we serve, competition, changes in industry standards and governmental regulations, our ability to recruit and retain key employees, our ability to successfully identify, consummate, integrate and realize the anticipated value of appropriate acquisitions and successfully complete divestitures and other dispositions, our ability to develop and successfully market new products, software, and services and expand into new markets, the potential for improper conduct by our employees, agents or business partners, contingent liabilities relating to acquisitions and divestitures, impact of changes to tax laws, our compliance with applicable laws and regulations and changes in applicable laws and regulations, risks relating to international economic, geopolitical, including war and sanctions, legal, compliance and business factors, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, the impact of our debt obligations, including our cost of debt, on our operations, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, our ability to adequately protect our intellectual property rights, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, our relationships with and the performance of our channel partners, commodity costs and surcharges, adverse effects of restructuring activities, risk related to tax treatment of the separation of Vontier, impact of our indemnification obligation to Vontier, impact of changes to U.S. GAAP, labor matters, and disruptions relating to man-made and natural disasters and climate change. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2023. These forward-looking statements speak only as of the date of this release, and Fortive does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

CONTACT
Elena Rosman
Investor Relations
Fortive Corporation
6920 Seaway Boulevard
Everett, WA 98203
Telephone: (425) 446-5000

FORTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$1,552.4	$1,526.4	$3,076.9	$2,987.1
Cost of sales	(624.1)	(621.0)	(1,244.4)	(1,233.5)
Gross profit	928.3	905.4	1,832.5	1,753.6
Operating costs:
Selling, general and administrative expenses	(525.4)	(514.0)	(1,086.4)	(1,021.7)
Research and development expenses	(101.1)	(100.1)	(205.2)	(200.2)
Gain on sale of property	—	—	63.1	—
Operating profit	301.8	291.3	604.0	531.7
Non-operating income (expense), net:
Interest expense, net	(38.7)	(33.1)	(82.7)	(65.2)
Loss from divestiture	(25.6)	—	(25.6)	—
Other non-operating expense, net	(8.8)	(7.8)	(33.0)	(10.3)
Earnings before income taxes	228.7	250.4	462.7	456.2
Income taxes	(33.6)	(41.4)	(60.2)	(73.6)
Net earnings	$195.1	$209.0	$402.5	$382.6

Net earnings per share:
Basic	$0.56	$0.59	$1.15	$1.08
Diluted	$0.55	$0.59	$1.13	$1.07
Average common stock and common equivalent shares outstanding:
Basic	351.3	353.0	351.5	353.3
Diluted	354.8	355.5	355.4	356.0

This information is presented for reference only. A complete copy of Fortive’s Form 10-Q financial statements is available on the Company’s website (www.fortive.com).

FORTIVE CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
($ in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales:
Intelligent Operating Solutions	$677.0	$653.1	$1,342.7	$1,285.2
Precision Technologies	551.8	560.3	1,110.8	1,101.4
Advanced Healthcare Solutions	323.6	313.0	623.4	600.5
Total	$1,552.4	$1,526.4	$3,076.9	$2,987.1

Operating Profit:
Intelligent Operating Solutions	$173.2	$161.7	$337.3	$295.2
Precision Technologies	115.3	136.8	264.4	260.4
Advanced Healthcare Solutions	40.2	25.4	67.7	40.8
Other (a)	(26.9)	(32.6)	(65.4)	(64.7)
Total	$301.8	$291.3	$604.0	$531.7

Operating Margins:
Intelligent Operating Solutions	25.6%	24.8%	25.1%	23.0%
Precision Technologies	20.9%	24.4%	23.8%	23.6%
Advanced Healthcare Solutions	12.4%	8.1%	10.9%	6.8%
Total	19.4%	19.1%	19.6%	17.8%

(a) Operating profit amounts in the Other category consist of unallocated corporate costs and other costs not considered part of our evaluation of reportable segment operating performance.

This information is presented for reference only. A complete copy of Fortive’s Form 10-Q financial statements is available on the Company’s website (www.fortive.com).

FORTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amounts)

	As of
	June 28, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$644.1	$1,888.8
Accounts receivable less allowance for doubtful accounts of $27.8 and $39.2, respectively	934.5	960.8
Inventories:
Finished goods	224.0	214.1
Work in process	116.1	108.9
Raw materials	231.9	213.9
Inventories	572.0	536.9
Prepaid expenses and other current assets	368.9	285.1
Total current assets	2,519.5	3,671.6

Property, plant and equipment, net of accumulated depreciation of $810.2 and $809.0, respectively	417.9	439.8
Other assets	540.0	518.9
Goodwill	10,216.5	9,121.7
Other intangible assets, net	3,591.1	3,159.8
Total assets	$17,285.0	$16,911.8

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$383.9	$—
Trade accounts payable	636.1	608.6
Accrued expenses and other current liabilities	1,025.8	1,182.7
Total current liabilities	2,045.8	1,791.3

Other long-term liabilities	1,337.0	1,149.0
Long-term debt	3,396.4	3,646.2
Commitments and Contingencies (Note 9)

Equity:
Common stock: $0.01 par value, 2,000.0 shares authorized; 365.6 and 363.7 issued; 350.3 and 350.7 outstanding, respectively	3.7	3.6
Additional paid-in capital	3,937.3	3,851.3
Treasury shares, at cost	(870.4)	(715.8)
Retained earnings	7,852.3	7,505.9
Accumulated other comprehensive loss	(423.6)	(326.1)
Total Fortive stockholders’ equity	10,499.3	10,318.9
Noncontrolling interests	6.5	6.4
Total stockholders’ equity	10,505.8	10,325.3
Total liabilities and equity	$17,285.0	$16,911.8

This information is presented for reference only. A complete copy of Fortive’s Form 10-Q financial statements is available on the Company’s website (www.fortive.com).

FORTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions)
(unaudited)

	Six Months Ended
	June 28, 2024	June 30, 2023
Cash flows from operating activities:
Net earnings	$402.5	$382.6
Noncash items:
Amortization	227.1	184.2
Depreciation	46.2	42.1
Stock-based compensation expense	53.1	55.7
Gain on sale of property	(63.1)	—
Loss from divestiture	25.6	—
Change in trade accounts receivable, net	24.6	26.0
Change in inventories	(12.0)	(27.4)
Change in trade accounts payable	30.7	(36.4)
Change in prepaid expenses and other assets	(11.5)	(13.1)
Change in accrued expenses and other liabilities	(157.6)	(118.3)
Net cash provided by operating activities	565.6	495.4

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(1,721.8)	—
Payments for additions to property, plant and equipment	(55.6)	(45.8)
Proceeds from sale of property	10.8	4.9
Cash infusion into divestiture	(14.0)	—
All other investing activities	(1.6)	—
Net cash used in investing activities	(1,782.2)	(40.9)

Cash flows from financing activities:
Net proceeds from (repayments of) commercial paper borrowings	(571.5)	(268.6)
Proceeds from borrowings (maturities greater than 90 days), net of issuance costs	1,733.5	—
Repayment of borrowings (maturities greater than 90 days)	(1,000.0)	—
Repurchase of common shares	(152.9)	(129.1)
Payment of dividends	(56.1)	(49.3)
All other financing activities	31.9	5.6
Net cash used in financing activities	(15.1)	(441.4)

Effect of exchange rate changes on cash and equivalents	(13.0)	(9.5)
Net change in cash and equivalents	(1,244.7)	3.6
Beginning balance of cash and equivalents	1,888.8	709.2
Ending balance of cash and equivalents	$644.1	$712.8

This information is presented for reference only. A complete copy of Fortive’s Form 10-Q financial statements is available on the Company’s website (www.fortive.com).

FORTIVE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
AND OTHER INFORMATION
Management believes that each of the non-GAAP financial measures described below provide useful information to investors by reflecting additional ways of viewing aspects of our operations that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business, and facilitate comparisons of our operational performance and profitability to prior and future periods and to our peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Adjusted Net Earnings, Adjusted Diluted Net Earnings per Share, and Adjusted Operating Profit Margin
We disclose the non-GAAP measures of historical adjusted net earnings, historical and forecasted adjusted diluted net earnings per share and historical adjusted operating profit margin, which to the extent applicable, make the following adjustments to GAAP net earnings, GAAP diluted net earnings per share, and GAAP operating profit margin:
•Excluding on a pretax basis amortization of acquisition related intangible assets and non-cash impairments;
•Excluding on a pretax basis acquisition and divestiture related items;
•Excluding on a pretax basis the gain on sale of property; and
•Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “Discrete Restructuring Charges”).
In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical and forecasted adjusted diluted net earnings per share, we make the following adjustments to GAAP net earnings and GAAP diluted net earnings per share:
•Excluding on a pretax basis the effect of gains and losses from our equity investments;
•Excluding the loss from divestiture;
•Excluding on a pretax basis the charitable contribution expense; and
•Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying our overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). We expect to apply our overall estimated effective tax rate to each adjustment going forward.
Amortization of Acquisition Related Intangible Assets and Non-cash Impairments
As a result of our acquisition activity, we have significant amortization expense associated with definite-lived intangible assets. We adjust for amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. During the three and six-month periods ended June 30, 2023 we recognized $2.9 million related to impairment charges. We believe that this adjustment provides our investors with additional insight into our operational performance and profitability as such impacts are not related to our core business performance.

Acquisition and Divestiture Related Items
While we have a history of acquisition and divestiture activity, we do not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration and restructuring costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions.
We adjust for transaction costs, acquisition related fair value adjustments to inventory, integration costs and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period. We believe, however, that it is important for investors to understand that such inventory fair value adjustments related to past acquisitions will recur in future periods until such inventory fair value adjustments, as applicable, have been fully amortized.
Gains and Losses from Equity Investments
We adjust for the effect of earnings and losses from our equity method investments over which we do not exercise control over the operations or the resulting earnings or losses. We believe that this adjustment provides our investors with additional insight into our operational performance. However, it should be noted that earnings and losses from our equity method investments will recur in future periods while we maintain such investments.
In addition, we adjust for remeasurement gains and losses, including impairment loss, on equity investments. We believe such adjustments facilitate comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.
Loss from Divestiture
In June 2024, we divested and transferred ownership of Invetech, excluding the Motion Solution Business, to its management team (the “Invetech Divestiture”). As a result of the divestiture, in the three and six-month periods ended June 28, 2024, we recorded a net realized loss of $25.6 million. We adjust for the loss from the Invetech Divestiture because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.
Gain on Sale of Property and Charitable Contribution Expense
On March 14, 2024 we completed a transaction to sell land and certain office buildings in our Precision Technologies segment for $90 million, for which we received $20 million cash proceeds and a $70 million promissory note secured by a letter of credit, with principal due in August and November 2024. During the six-month period ended June 28, 2024, we recorded a gain on sale of property of $63.1 million in the Consolidated Condensed Statements of Earnings.
Concurrently, we pledged to make a charitable donation of $20 million to the Fortive Foundation, a related party, without any donor imposed conditions or restrictions. During the three-month period ended March 29, 2024, we recorded a charitable contribution expense of $20 million within the “Other non-operating expense, net” line in the Consolidated Condensed Statements of Earnings.
We adjust for the gain on sale of property and charitable donation expense because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.
Discrete Restructuring Costs
We will exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy or capital markets from the ongoing productivity improvements that result from application of the Fortive Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of our business and we believe are not indicative of our ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items. Discrete restructuring charges adjusted for in both periods are related to our 2023 discrete plan.

Management believes that each of the non-GAAP financial measures noted above provide useful information to investors by reflecting additional ways of viewing aspects of our operations that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business, and facilitate comparisons of our operational performance and profitability to prior and future periods and to our peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Core Revenue Growth
We use the term “core revenue growth” when referring to a corresponding year-over-year GAAP revenue measure, excluding (1) the impact from acquired or divested businesses and (2) the impact of currency translation. References to sales attributable to acquisitions or acquired businesses refer to GAAP sales from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to certain divested businesses or product lines that have been divested or, at the time of reporting, are pending divestiture but are not, and will not be, considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Management believes that this non-GAAP measure provides useful information to investors by helping identify underlying growth trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of acquisition and divestiture-related items because the nature, size and number of such transactions can vary dramatically from period to period and between us and our peers. We exclude the effect of currency translation from sales measures because currency translation is not under management’s control and is subject to volatility. We believe that such exclusions, when presented with the corresponding GAAP measures, may assist in assessing the business trends and making comparisons of long-term performance.
Free Cash Flow
We use the term “free cash flow” when referring to cash provided by operating activities calculated according to GAAP less payments for capital expenditures.
Management believes that such non-GAAP measure provides useful information to investors in assessing our ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay our debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Profit and Adjusted Operating Profit Margin (unaudited)

	Three Months Ended		Six Months Ended
($ in millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Revenue (GAAP)	$1,552.4	$1,526.4	$3,076.9	$2,987.1

Operating Profit (GAAP)	$301.8	$291.3	$604.0	$531.7
Amortization of Acquisition-Related Intangible Assets and Non-cash Impairments	113.4	94.6	227.1	187.0
Acquisition and Divestiture Related Items	2.1	—	31.7	—
Gain on sale of property	—	—	(63.1)	—
Discrete Restructuring Charges	—	10.7	—	28.3
Adjusted Operating Profit (Non-GAAP)	$417.3	$396.6	$799.7	$747.0

Operating Profit Margin (GAAP)	19.4%	19.1%	19.6%	17.8%
Adjusted Operating Profit Margin (Non-GAAP)	26.9%	26.0%	26.0%	25.0%

The sum of the components of adjusted operating profit may not equal due to rounding.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share (unaudited)

	Three Months Ended				Six Months Ended
($ in millions, except per share amounts)	June 28, 2024		June 30, 2023		June 28, 2024		June 30, 2023
		Per share values		Per share values		Per share values		Per share values
Net Earnings and Net Earnings Per Share (GAAP)	$195.1	$0.55	$209.0	$0.59	$402.5	$1.13	$382.6	$1.07
Pretax amortization of acquisition related intangible assets and non-cash impairments	113.4	0.32	94.6	0.27	227.1	0.64	187.0	0.52
Pretax acquisition and divestiture related items	2.1	0.01	—	—	31.7	0.09	—	—
Pretax losses from equity investments	8.6	0.02	7.2	0.02	13.2	0.04	9.1	0.03
Loss from divestiture	25.6	0.07	—	—	25.6	0.07	—	—
Pretax gain on sale of property and charitable contribution expense	—	—	—	—	(43.1)	(0.12)	—	—
Pretax discrete restructuring charges	—	—	10.7	0.03	—	—	28.3	0.08
Tax effect of the adjustments reflected above (a)	(15.7)	(0.04)	(18.4)	(0.05)	(32.6)	(0.09)	(37.2)	(0.10)
Adjusted Net Earnings and Adjusted Net Earnings Per Share (Non-GAAP)	$329.1	$0.93	$303.1	$0.85	$624.4	$1.76	$569.8	$1.60

Average Common Diluted Stock Outstanding (shares in millions)		354.8		355.5		355.4		356.0

(a) The loss from divestiture had no tax impact. The tax effect of the adjustments includes all other line items.
The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Core Revenue Growth (unaudited)

	% Change Three Months Ended June 28, 2024 vs. Comparable 2023 Period	% Change Six Months Ended June 28, 2024 vs. Comparable 2023 Period
Total Revenue Growth (GAAP)	1.7%	3.0%
Core (Non-GAAP)	—%	1.2%
Acquisitions and divestitures (Non-GAAP)	2.7%	2.6%
Impact of currency translation (Non-GAAP)	(1.0)%	(0.8)%

Free Cash Flow (unaudited)

($ in millions)	Three Months Ended			Six Months Ended
	June 28, 2024	June 30, 2023	% Change	June 28, 2024	June 30, 2023	% Change
Operating Cash Flows (GAAP)	$308.9	$321.0	(3.8)%	$565.6	$495.4	14.2%
Less: purchases of property, plant & equipment (capital expenditures) (GAAP)	(29.2)	(21.0)		(55.6)	(45.8)
Free Cash Flow (Non-GAAP)	$279.7	$300.0	(6.8)%	$510.0	$449.6	13.4%
Forecasted Adjusted Diluted Net Earnings Per Share (unaudited)

	Three Months Ending September 27, 2024		Twelve Months Ending December 31, 2024
	Low	High	Low	High
Forecasted Diluted Net Earnings Per Share (GAAP)	$0.63	$0.66	$2.68	$2.74
Anticipated pretax amortization of acquisition related intangible assets	0.32	0.32	1.28	1.28
Anticipated pretax acquisition-related items	—	—	0.10	0.10
Anticipated pretax losses from equity investments	0.01	0.01	0.06	0.06
Loss from divestiture	—	—	0.07	0.07
Pretax gain from sale of property and charitable contribution expense	—	—	(0.12)	(0.12)
Tax effect of the adjustments reflected above	(0.04)	(0.04)	(0.27)	(0.27)
Forecasted Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.92	$0.95	$3.80	$3.86

The sum of the components of forecasted adjusted diluted net earnings per share may not equal due to rounding.